As filed with the Securities and Exchange Commission on September 14, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SWK HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6159	77-0435679
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5956 Sherry Lane, Suite 650

Dallas, TX 75225

(972) 687-7250

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jody Staggs

President and Chief Executive Officer

5956 Sherry Lane, Suite 650, Dallas, TX 75225

(972) 687-7250

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rachael M. Bushey, Esq. Justin Platt, Esq. Goodwin Procter LLP 2929 Arch Street Suite 1700 Philadelphia, PA 19104 (445) 207-7806	Dean M. Colucci Michelle Geller Kelly R. Carr Duane Morris LLP 1540 Broadway New York, NY 10036 (973) 424-2020

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 14, 2023

PRELIMINARY PROSPECTUS

$35,000,000

SWK HOLDINGS CORPORATION

% Senior Notes due 2028

We are offering $35,000,000 in aggregate principal amount of our           % Senior Notes due 2028 (the “Notes”). Interest on the Notes will accrue from            , 2023, and will be paid quarterly in arrears on              ,              , and               of each year,             commencing on             and at maturity. The Notes will mature on               , 2028. We may redeem the Notes for cash, in whole or in part, at any time or from time to time at our option (i) on or after               , 2025 (the “First Call Date”) and prior to              , 2026, at a price equal to the sum of 102% of their principal amount, (ii) on or after                  , 2026 and prior to                , 2027, at a price equal to the sum of 101% of their principal amount and (iii) on or after               , 2027, at a price equal to the sum of 100% of their principal amount, as described elsewhere in this prospectus, plus (in each case noted above) accrued and unpaid interest to, but excluding, the date of redemption. In addition, at any time prior to the First Call Date, we may, at our option, redeem the Notes for cash, in whole at any time or in part from time to time at a redemption price equal to (i) 100% of the principal amount of Notes redeemed, plus (ii) a Make-Whole Amount (as defined herein), plus (iii) accrued and unpaid interest, if any, to, but excluding, the date of redemption. See “Description of Notes—Optional Redemption.” Additionally, upon the occurrence of a Triggering Event (defined below), holders of the Notes may require us to make an offer to purchase the Notes for cash at a purchase price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. The Notes will be issued in denominations of $25 and in integral multiples thereof. The Notes will be our senior unsecured obligations, will rank pari passu (or equally) in right of payment with all of our existing and future senior unsecured indebtedness and will be senior to any other indebtedness expressly made subordinate to the Notes. The Notes will be effectively subordinated to all of our existing and future secured indebtedness (to the extent of the value of the assets securing such indebtedness) and structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, including trade payables.

Investing in the Notes involves a high degree of risk. See “Risk Factors” beginning on page 11 and in the documents incorporated by reference in this prospectus to read about factors you should consider before you make an investment decision.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We intend to apply to list the Notes on the Nasdaq Global Market (the “Nasdaq”) under the symbol “SWKHL.” If approved for listing, trading on such exchange is expected to begin within 30 business days of      , 2023, the original issue date. If such listing is obtained, we have no obligation to maintain such listing, and we may delist the Notes at any time.

	Per Note	Total(2)(3)
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, payable to us(2)	$	$

(1)	See “Underwriting” for a description of all underwriting compensation payable in connection with this offering.
(2)	B. Riley Securities, Inc. (“B. Riley”), as representative of the underwriters, may exercise an option to purchase up to an additional $ in aggregate principal amount of Notes offered hereby, within 30 days of the date of this prospectus. If this option is exercised in full, the total offering price will be $ , the total underwriting discount paid by us will be $ , and total proceeds to us, before expenses, will be approximately $ .
(3)	Total expenses of the offering payable by us, excluding underwriting discounts and commissions and the Structuring Fee (as defined in “Underwriting”), are estimated to be $ .

The underwriters expect to deliver the Notes to purchasers in book-entry form through the facilities of The Depository Trust Company (“DTC”) for the accounts of its direct and indirect participants, including Euroclear Bank SA/NV, as operator of the Euroclear System, and Clearstream Banking, S.A., on or about                 , 2023.

Book-Running Manager

B. Riley Securities

The date of this prospectus is                      , 2023

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference herein and in any free writing prospectus that we have authorized in connection with this offering. Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or incorporated by reference herein or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters will make an offer to sell these securities in any jurisdiction where such offer or sale are not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or incorporated by reference herein, any applicable prospectus supplement or any related free writing prospectus. You should assume that the information appearing in this prospectus or incorporated by reference herein or any prospectus supplement is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus together with the other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

When we refer to “SWK,” “we,” “our,” “us” and the “Company” in this prospectus, we mean SWK Holdings Corporation and its consolidated subsidiaries, unless otherwise specified.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”). Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. Statements that are not historical fact are forward-looking statements. These forward-looking statements can often be identified by their use of words such as “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “will,” “may” and “assume,” as well as variations of such words and similar expressions referring to the future. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

The forward-looking statements contained in or incorporated by reference herein are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve certain risks and uncertainties, many of which are beyond our control. If any of those risks and uncertainties materialize, actual results could differ materially from those discussed in any such forward-looking statement. Among the factors that could cause actual results to differ materially from those discussed in forward-looking statements are those discussed under the heading “Risk Factors” below and those discussed under the heading “Risk Factors” in other sections of our Annual Report on Form 10-K for the year ended December 31, 2022, as well as in our other reports filed from time to time with the SEC that are incorporated by reference herein. See “Prospectus Summary—Additional Information” and “Incorporation of Certain Information by Reference” for information about how to obtain copies of those documents. All readers are cautioned that the forward-looking statements contained in this prospectus and in the documents incorporated by reference herein are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements. All forward-looking statements in this prospectus and the documents incorporated by reference herein are made only as of the date of the document in which they are contained, based on information available to us as of the date of that document, and we caution you not to place undue reliance on forward-looking statements in light of the risks and uncertainties associated with them. Except as required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and in the documents incorporated by reference herein. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Notes. You should carefully read the entire prospectus, including the risks associated with an investment in our Notes discussed in the “Risk Factors” section of this prospectus and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as well as in our other reports filed from time to time with the SEC that are incorporated by reference herein, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

SWK Holdings Corporation was incorporated in July 1996 in California and reincorporated in Delaware in September 1999. In July 2012, we commenced a strategy of building a specialty finance and asset management business. In August 2019, we commenced a complementary strategy of building a pharmaceutical development, manufacturing and intellectual property licensing business. Our operations comprise two reportable segments: “Finance Receivables” and “Pharmaceutical Development.” We evaluate and invest in a broad range of healthcare related companies and products with innovative intellectual property, including the biotechnology, medical device, medical diagnostics and related tools, animal health and pharmaceutical industries (collectively, “life science”). We allocate capital to each segment in order to generate income through the sales of life science products by third parties. We are headquartered in Dallas, Texas.

Finance Receivables Segment

Our Finance Receivables segment strategy is to be a leading healthcare capital provider by offering sophisticated, customized financing solutions to a broad range of life science companies, institutions and inventors. This segment is primarily focused on monetizing cash flow streams derived from commercial-stage products and related intellectual property through royalty purchases and financings, as well as through the creation of synthetic revenue interests in commercialized products. Our business partners are primarily engaged in selling products that directly or indirectly cure diseases and/or improve the wellness of people or animals, or they receive royalties paid on the sales of such products. For example, our biotechnology and pharmaceutical business partners manufacture medication that directly treat disease states, whereas our life science tools partners sell a wide variety of research instrumentation to help other companies conduct research into disease states. We have been deploying our assets to earn interest, fees, and other income pursuant to this strategy, and we continue to identify and review financing and similar opportunities on an ongoing basis with financial solutions that are tailored to the individual needs of our business partners. In addition, through our wholly-owned subsidiary, SWK Advisors LLC, we can provide non-discretionary investment advisory services to institutional clients in separately managed accounts to similarly invest in life science finance. We intend to fund transactions through our own working capital, our revolving credit facility (together with any additional credit facility, or amendment or refinancing thereof, the “Credit Facilities”) and the net proceeds of this offering, as well as by building our asset management business by raising additional third-party capital to be invested alongside our capital.

We fill a niche that we believe is underserved in the sub-$50 million transaction size market. Since many of our competitors that provide longer term, non-traditional debt and/or royalty-related financing options typically have much greater financial resources than us, they tend not to focus on transaction sizes below $50 million, as it is generally inefficient for them to do so. In addition, we do not believe that a sufficient number of other companies offer similar types of long-term financing options to fill the demand of the sub-$50 million market. As such, we believe we face less competition from such investors in transactions that are less than $50 million.

As of August 5, 2023, and since inception of the strategy, we and our partners have executed transactions with 50 different parties under our specialty finance strategy, funding an aggregate of approximately $725.7 million in various financial products across the life science sector. Our portfolio consist primarily of senior debt backed by royalties and synthetic royalties paid by companies in the life science sector, and purchased royalties generated by sales of life science products and related intellectual property.

The objective of our Finance Receivables segment is to maximize our portfolio total return in the context of a prudent level of risk, and thus, increase our net income and book value by generating income from three sources:

1.	primarily owning or financing through debt investments, royalties or revenue interests generated by the sales of life science products and related intellectual property;

2.	receiving interest and other income by advancing capital in the form of secured debt to companies in the life science sector; and

3.	to a lesser extent, realizing capital appreciation from equity-related investments in the life science sector.

In our portfolio we seek to achieve attractive risk-adjusted returns as well as opportunities with the potential for equity-like returns combined with downside protection that credit provides.

The majority of our finance receivables transactions are structured similarly to factoring transactions whereby we provide capital in exchange for an interest in an existing revenue stream. We primarily provide capital to companies following the commercialization of a product, although in rare situations we consider pre-approval financings as well. The existing revenue stream can take several forms, but is most commonly either a royalty derived from the sales of a life science product (1) from the marketing efforts of a third party, such as a royalty paid to an inventor on the sales of a medicine, or (2) from the marketing efforts of a partner company, such as a medical device company that directly sells its own products. Our structured debt investments may include warrants or other features, giving us the potential to realize enhanced returns on a portion of our portfolio. Capital that we provide directly to our partners is generally used for growth and general working capital purposes, as well as for acquisitions or recapitalizations in select cases. We generally fund the full amount of transactions up to $25 million through our working capital.

In circumstances where a transaction is greater than $25 million, we typically seek to syndicate amounts in excess of $25 million to both other investors and our investment advisory clients. We do not expect to earn investment advisory income in transactions where we partner with investors other than our investment advisory clients.

We source our investment opportunities through a combination of our senior management’s proprietary relationships within the industry, outbound business development efforts and inbound inquiries from companies, institutions and inventors interested in learning about our capital financing alternatives. Our investment advisory clients generally do not originate investment opportunities for us.

Pharmaceutical Development Segment

During 2019, we commenced our Pharmaceutical Development segment with the acquisition of Enteris BioPharma, Inc. (“Enteris”). Enteris is a clinical stage biopharmaceutical company offering innovative formulation solutions built around its proprietary oral drug delivery technologies, the Peptelligence® platform.

Our Pharmaceutical Development segment seeks to generate income by providing customers pharmaceutical development, formulation and manufacturing services.

We also intend to continue to out-license our Peptelligence® technology to pharmaceutical companies to create novel and important oral therapeutic treatments for a wide variety of indications. These licenses generate milestones and royalties for Enteris.

We seek to out-license to pharmaceutical companies our existing internal product pipeline of off-patent, previously approved drug compounds with which we have created novel formulations using our proprietary technology to develop treatments that have meaningful therapeutic benefits for patients and caregivers. We do not expect to fund additional clinical research and development.

Tax Attributes

We view our ability to carry forward our net operating losses, or NOLs, as an important and substantial asset. However, at this time, under current law, we do not anticipate that our current business strategies will generate sufficient income to permit us to utilize our NOLs that are not carried forward indefinitely prior to their respective expiration dates. As such, it is possible that we might pursue additional strategies that we believe might result in our ability to utilize more of our NOLs.

Corporate Information

We file annual, quarterly and current reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the “Exchange Act’’), with the SEC. Our SEC filings are available to the public from the SEC’s internet site at http://www.sec.gov.

Our internet site is http://www.swkhold.com. We will make available free of charge through our website in the “Investor Relations - SEC Filings” section our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and Forms 3, 4 and 5 filed on behalf of directors and executive officers and any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Also, posted on our website in the “Investor Relations - Corporate Governance” section are charters for our Audit Committee, Compensation Committee and Governance and Nominating Committee as well as our Code of Ethics and Insider Trading Policy governing our directors, officers and employees. Information on or accessible through our website is not a part of, and is not incorporated into, this prospectus.

Our principal executive offices are located at 5956 Sherry Lane, Suite 650, Dallas, Texas 75225, and our telephone number is (972) 687-7250. We maintain a website at www.swkhold.com. Information on our website is not incorporated by reference into or otherwise part of this prospectus.

Summary Risk Factors

An investment in the Notes involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section of this prospectus and in the documents incorporated by reference herein. These risks include, but are not limited to, the following:

Risks Related to Finance Receivables Segment

•	We may suffer losses on our principal invested in credit and royalty transactions.

•	We operate in a highly competitive market for investment opportunities.

•	We generally do not control our partner companies.

•	Economic recessions or downturns could impair the ability of our partner companies to repay loans, which, in turn, could increase our non-performing assets, decrease the value of our assets, reduce our volume of new loans and have a material adverse effect on our results of operations.

•	If we make investments in unsecured debt backed by royalties or revenue interests, those investments might not generate sufficient cash flow to service our debt obligations.

•	Our quarterly and annual operating results are subject to fluctuation as a result of the nature of our business, and if we fail to achieve our investment objective, the market price of our common stock may decline.

•	Our investments in royalty-related transactions depend on third parties to market royalty-generating products.

•	Our Finance Receivables segment has a limited number of assets, which subjects our aggregate returns, and the value of our common stock, to a greater risk of significant loss if any of our debt securities declines in value or if any of our royalty investments substantially underperforms our expectations.

•	Our allowance for credit losses may prove inadequate.

•	Fluctuations in the price of our publicly traded equity holdings and the price at which we sell such holdings may affect the price of our common stock.

•	Our financial condition and results of operations will depend on our ability to manage future growth of our Finance Receivables segment effectively.

Risks Related to Our Business and Structure

•	Our ability to use NOL carryforwards to offset future taxable income for U.S. federal income tax purposes may be limited, and our future cash tax liability may increase.

•	If we are unable to obtain additional debt or equity financing on commercially reasonable terms our business could be materially adversely affected.

•	Our use of leverage may limit our operational flexibility and increase our overall risk, which may adversely affect our business and results of operations.

•	Funds affiliated with Carlson Capital, L.P. can control or exert significant influence over our management and policies through their ownership of a large amount of our common stock.

•	If there are substantial sales of shares of our common stock, the price of our common stock could decline.

•	We have adopted provisions in our certificate of incorporation and bylaws, and have entered into the Rights Agreement, which could delay or prevent an acquisition of the Company.

•	If we were deemed an investment company under the Investment Company Act of 1940 (the “1940 Act”), applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

Risks Associated with Investments in the Health Care and Life Science Industries

•	Public health epidemics, pandemics or outbreaks, including COVID-19, could adversely affect our and our partner companies’ businesses.

•	Healthcare and life science industries are subject to extensive government regulation, litigation risk, reimbursement risk and certain other risks particular to those industries.

•	Some of our partner companies may be unable to protect their proprietary rights and may infringe on the proprietary rights of others.

•	The pharmaceutical industry is subject to numerous risks, including competition, extensive government regulation, product liability, patent exclusivity and commercial difficulties.

•	The development of products by life science companies requires significant research and development, clinical trials and regulatory approvals.

•	The potential inability of our partner companies’ and counterparties to charge desired prices with respect to prescription drugs could impact their revenues and in turn their ability to repay us or the magnitude of their payments to us.

Risks Related to Pharmaceutical Development Segment

•	Enteris’ licensees may not be successful in efforts to develop products for many years, if ever.

•	Enteris’ licensees may not be successful in their efforts to gain regulatory approval for any of their product candidates and, if approved, the approval may not be on a timely basis.

•	Current and future legislation may increase the difficulty and cost for Enteris or its partners to obtain marketing approval of and the commercialization of their product candidates. This could affect the timing as well as the amount of royalty income Enteris may earn as a result.

•	Enteris’ success depends upon its ability to protect its intellectual property rights.

•	If Enteris encounters issues with its suppliers or if its licensees encounter issues with their contract manufacturers, Enteris may need to qualify alternative manufacturers or suppliers, which could impair Enteris’ and its licensees’ ability to sufficiently and timely manufacture and supply pharmaceutical products.

•	Enteris’ production facilities have been impacted by COVID-19 and global supply chain constraints, and any future impacts might adversely affect its operations and financial condition.

Risks Related to this Offering and the Notes

•	We may be able to incur substantially more debt, which could have important consequences to you.

•	The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness that we currently have or that we may incur in the future.

•	The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

•	The indenture governing the Notes will contain limited protection for holders of the Notes.

•	We may not be able to generate sufficient cash to service all of our debt, and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

•	An increase in market interest rates could result in a decrease in the value of the Notes.

•	An active trading market for the Notes may not develop, which could limit the market price of the Notes in the secondary market and your ability to sell them.

•	The ratings for the Notes could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency.

•	We have broad discretion in the use of the net proceeds of this offering and may not use them effectively.

THE OFFERING

The summary below describes the principal terms of the Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of Notes” for a more detailed description of the terms and conditions of the Notes. All capitalized terms not defined herein have the meanings specified in “Description of Notes.” Unless otherwise indicated, the information in this prospectus assumes that the underwriters do not exercise their option to purchase additional Notes.

Issuer:	SWK Holdings Corporation

Notes Offered:	$35,000,000 in aggregate principal amount of % Senior Notes due 2028 (or $ in aggregate principal amount of % Senior Notes due 2028 if the underwriters’ option is exercised in full).

Offering Price:	100% of the principal amount.

Maturity Date:	The Notes will mature on , 2028, unless redeemed prior to maturity.

Interest Rate and Payment Dates:	% interest per annum on the aggregate principal amount of the Notes, payable quarterly in arrears on , , and of each year, commencing on , and at maturity.

Ranking:	The Notes will be our senior unsecured obligations and will rank:

•	senior to the outstanding shares of our common stock;

•	senior to any of our future subordinated debt;

•	pari passu (or equally) with all of our existing and future senior unsecured indebtedness;

•	effectively subordinated to any existing or future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness; and

•	structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, including trade payables.

As of June 30, 2023, we had no outstanding indebtedness.

Guarantors:	The Notes will not be guaranteed by any of our subsidiaries or affiliates.

Optional Redemption:	We may redeem the Notes for cash, in whole or in part, at any time or from time to time at our option (i) on or after , 2025 (the “First Call Date”) and prior to , 2026, at a price equal to the sum of 102% of their principal amount, (ii) on or after , 2026 and prior to , 2027, at a price equal to the sum of 101% of their principal amount and (iii) on or after , 2027 at a price equal to the sum of 100% of their principal amount, plus (in each case noted above) accrued and unpaid interest to, but excluding, the date of redemption. At any time prior to the First Call Date, we may, at our option, redeem the Notes for cash, in whole at any time or in part from time to time at a redemption price equal to (i) 100% of the principal amount of Notes redeemed, plus (ii) a Make-Whole Amount (as defined herein), plus (iii) accrued and unpaid interest, if any, to, but excluding, the date of redemption. See “Description of Notes—Optional Redemption” for additional details.

Purchase of the Notes Upon Triggering Event:	Upon the occurrence of a Triggering Event, as defined below, we must offer to purchase the Notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to but excluding the date of the purchase. For more details, see “Description of Notes—Purchase of Notes upon a Triggering Event.”

Sinking Fund:	The Notes will not be subject to any sinking funding (i.e., no amounts will be set aside by us to ensure repayment of the Notes at maturity).

Use of Proceeds:	We anticipate using the net proceeds of this offering for general corporate purposes, including funding future acquisitions and investments, repaying indebtedness, making capital expenditures and funding working capital. For additional information, see “Use of Proceeds.”

Events of Default:	Events of default generally will include failure to pay principal, failure to pay interest, failure to observe or perform any other covenant or warranty in the Notes or in the indenture that governs the Notes, and certain events of bankruptcy, insolvency or reorganization. See “Description of Notes—Events of Default.”

Other Covenants:	In addition to any covenants described elsewhere in this prospectus, so long as the Notes are outstanding the following covenants will apply to the Notes:

•	We agree that for the period of time during which the Notes are outstanding, we will not (i) make additional borrowings, including through the issuance of additional debt or the sale of additional debt securities, unless our “asset coverage” (as defined in the 1940 Act), except to the extent modified by this covenant, equals at least 150% after such borrowings, and (ii) declare any cash dividend or distribution upon any class of our capital stock, or purchase any such capital stock if our asset coverage were below 150% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution, or purchase. For the purposes of determining “asset coverage” as used above, any and all indebtedness of the Company, including any outstanding borrowings under the Credit Facilities and any successor or additional credit facility, shall be deemed a senior security of us. For the avoidance of doubt, the definition of asset coverage as defined in the 1940 Act shall apply regardless as to whether we are otherwise subject to regulation under the 1940 Act.

•	If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual financial statements, within 90 days of our fiscal year end, and unaudited interim financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with accounting principles generally accepted in the United States.

•	We will use commercially reasonable efforts to maintain a credit rating on the Notes by a rating organization designated from time to time as being a “nationally recognized statistical rating organizations” within the meaning of Section 3(a)(62) of the Exchange Act, including but not limited to Egan-Jones Ratings Company and any successor to the credit rating business thereof (“Egan-Jones” and each such organization, an “NRSRO”) provided that no minimum rating will be required.

For additional information, see “Description of Notes” for certain other covenants applicable to the Notes.

Additional Notes:	We may create and issue additional Notes ranking equally and ratably with the Notes offered hereby in all respects, so that such additional Notes will constitute and form a single series with the previously outstanding Notes and will have the same terms and conditions (except the price to public, the issue date, and, if applicable, the initial interest payment date) as the previously outstanding Notes; provided that if any such additional Notes are not fungible with the Notes initially offered hereby for U.S. federal income tax purposes, such additional Notes will have a different CUSIP number.

Defeasance:	The Notes are subject to legal and covenant defeasance by us. See “Description of Notes—Defeasance” for more information.

Listing:	We intend to apply to list the Notes on the Nasdaq under the symbol “SWKHL.” If the Notes are approved for listing, we expect trading in the Notes to begin within 30 business days of the original issue date.

Form and Denomination:	The Notes will be issued in book-entry form in denominations of $25 and integral multiples of $25 in excess thereof. The Notes will be represented by a permanent global certificate deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the Notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Settlement:	Delivery of the Notes will be made against payment therefor on or about , 2023.

Trustee:	Wilmington Trust, National Association.

Governing Law:	The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Risk factors:	Investing in the Notes involves a high degree of risk and purchasers may lose their entire investment. See “Summary of Risk Factors” above, “Risk Factors—Risks Related to this Offering and to the Notes” below and “Risk Factors” sections in our most recent Annual Report on Form 10-K for the year ended December 31, 2022, incorporated by reference herein in their entirety, for a discussion of factors you should carefully consider before deciding to invest in the Notes.

RISK FACTORS

Investing in the Notes involves a high degree of risk. Before investing in the Notes, you should consider carefully the risks and other information described in, or incorporated by reference into, this prospectus, including the risks and uncertainties discussed in the “Risk Factors” sections in this prospectus, our most recent Annual Report on Form 10-K for the year ended December 31, 2022 and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein in their entirety. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks incorporated by reference herein occur, our business, financial condition and operating results could be harmed, the trading price of the Notes could decline and you could lose part or all of your investment.

Risks Related to this Offering and to the Notes

We may be able to incur substantially more debt, which could have important consequences to you.

We may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the Notes, other than the asset coverage covenant (as more fully described in the “Description of Notes”), do not prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the Notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization or dissolution. This may have the effect of reducing the amount of proceeds paid to you. Incurrence of additional debt would also further reduce the cash available to invest in operations, as a result of increased debt service obligations. If new debt is added to our current debt levels, the related risks that we now face could intensify.

Our level of indebtedness could have important consequences to you, because:

•	it could affect our ability to satisfy our financial obligations, including those relating to the Notes;

•	a substantial portion of our cash flows from operations would have to be dedicated to interest and principal payments and may not be available for operations, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•	it may impair our ability to obtain additional debt or equity financing in the future;

•	it may limit our ability to refinance all or a portion of our indebtedness on or before maturity;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	it may make us more vulnerable to downturns in our business, our industry or the economy in general.

Our operations may not generate sufficient cash to enable us to service our debt. If we fail to make a payment on the Notes, we could be in default on the Notes, and this default could cause us to be in default on other indebtedness, to the extent outstanding. Conversely, a default under any other indebtedness, if not waived, could result in acceleration of the debt outstanding under the related agreement and entitle the holders thereof to bring suit for the enforcement thereof or exercise other remedies provided thereunder. In addition, such default or acceleration may result in an event of default and acceleration of other indebtedness of the Company, entitling the holders thereof to bring suit for the enforcement thereof or exercise other remedies provided thereunder. If a judgment is obtained by any such holders, such holders could seek to collect on such judgment from the assets of the Company. If that should occur, we may not be able to pay all such debt or to borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to us.

However, no event of default under the Notes would result from a default or acceleration of, or suit, other exercise of remedies or collection proceeding by holders of, our other outstanding debt, if any. As a result, all or substantially all of our assets may be used to satisfy claims of holders of our other outstanding debt, if any, without the holders of the Notes having any rights to such assets.

The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness that we currently have or that we may incur in the future.

The Notes will not be secured by any of our assets. As a result, the Notes will be effectively subordinated to any secured indebtedness that we have currently outstanding or may incur in the future to the extent of the value of the assets securing such indebtedness. The indenture governing the Notes, other than the asset coverage covenant (as more fully described in the “Description of Notes”), will not prohibit us from incurring additional secured (or unsecured) indebtedness in the future. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness may assert rights against the assets pledged to secure that indebtedness and may consequently receive payment from these assets before they may be used to pay other creditors, including the holders of the Notes.

The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The Notes will be obligations exclusively of the Company and not of any of our subsidiaries nor will the Notes be secured by any of the assets of our subsidiaries. The Notes will be effectively subordinated to any secured indebtedness of our subsidiaries currently outstanding or that they may incur in the future to the extent of the value of the assets securing such indebtedness. None of our subsidiaries will be a guarantor of the Notes, and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. Therefore, in any bankruptcy, liquidation or similar proceeding, all claims of creditors (including trade creditors) of our subsidiaries will have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise. Except as set forth in “Description of Notes – Covenants” below, the indenture does not otherwise prohibit us or our subsidiaries from incurring additional indebtedness in the future or granting liens on our assets or the assets of our subsidiaries to secure any such additional indebtedness. In addition, future debt and security agreements entered into by our subsidiaries may contain various restrictions, including restrictions on payments by our subsidiaries to us and the transfer by our subsidiaries of assets pledged as collateral.

The indenture governing the Notes will contain limited protection for holders of the Notes.

The indenture under which the Notes will be issued will offer limited protection to holders of the Notes. The terms of the indenture and the Notes will not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:

•	issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness, or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries, in each case, other than an incurrence of indebtedness or other obligation that would violate the covenants set forth below under “Description of Notes – Covenants.”

•	pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities subordinated in right of payment to the Notes;

•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;

•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•	make investments; or

•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

In addition, the indenture will not include any protection against certain events, such as a change of control, a leveraged recapitalization or “going private” transaction (which may result in a significant increase of our indebtedness levels), restructuring or similar transactions, except to the limited extent described in this prospectus supplement under “Description of Notes—Purchase of Notes Upon a Triggering Event.” Furthermore, the terms of the indenture and the Notes will not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity. Also, an event of default or acceleration under our other indebtedness would not necessarily result in an “Event of Default” under the Notes.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the indenture and the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.

Other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.

We may not be able to generate sufficient cash to service all of our debt, and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

Our ability to make scheduled payments on, or to refinance our obligations under, our debt will depend on our financial and operating performance and that of our subsidiaries, which, in turn, will be subject to prevailing economic and competitive conditions and to financial and business factors, many of which may be beyond our control.

We may not maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our debt. In the future, our cash flow and capital resources may not be sufficient for payments of interest on, and principal of, our debt, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. We may not be able to refinance any of our indebtedness or obtain additional financing. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those sales, or if we do, at an opportune time, the proceeds that we realize may not be adequate to meet debt service obligations when due. Repayment of our indebtedness, to a certain degree, is also dependent on the generation of cash flows by our subsidiaries (none of which will be guarantors) and their ability to make such cash available to us, by dividend, loan, debt repayment, or otherwise. Our subsidiaries may not be able to, or be permitted to, make distributions or other payments to enable us to make payments in respect of our indebtedness. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, applicable U.S. and foreign legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions or other payments from our subsidiaries, we may be unable to make required payments on our indebtedness.

An increase in market interest rates could result in a decrease in the value of the Notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value. Consequently, if you purchase the Notes, and the market interest rates subsequently increase, the market value of your Notes may decline. We cannot predict the future level of market interest rates.

An active trading market for the Notes may not develop, which could limit the market price of the Notes in the secondary market and your ability to sell them.

The Notes are a new issue of debt securities for which there currently is no trading market. We intend to apply to list the Notes on the Nasdaq within 30 business days of the original issue date under the symbol “SWKHL.” There is no assurance that Nasdaq will approve the listing of the Notes. Even if the listing of the Notes is approved by Nasdaq, an active trading market may not develop for the Notes and you may have difficulty selling the Notes or may not be able to sell your Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance and prospects and other factors. The underwriters have advised us that they intend to make a market in the Notes pending any listing of the Notes on the Nasdaq, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, a liquid trading market may not develop for the Notes, you may not be able to sell your Notes at a particular time and the price you receive when you sell may not be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Therefore, you may be required to bear the financial risk of an investment in the Notes until maturity of the Notes.

In addition, there may be a limited number of buyers when you decide to sell your Notes. This may affect the price, if any, offered for your Notes or your ability to sell your Notes when desired or at all.

We may redeem the Notes before maturity, and you may be unable to reinvest the proceeds and obtain an equal effective interest rate.

We may redeem the Notes in whole or in part, at our option (i) on or after              , 2025 (the “First Call Date”) and prior to               , 2026, at a price equal to the sum of 102% of their principal amount, (ii) on or after                  , 2026 and prior to                 , 2027, at a price equal to the sum of 101% of their principal amount and (iii) on or after                 , 2027 at a price equal to the sum of 100% of their principal amount, plus (in each case noted above) accrued and unpaid interest to, but excluding, the date of redemption. In addition, at any time prior to the First Call Date, we may, at our option, redeem the Notes for cash, in whole at any time or in part from time to time at a redemption price equal to (i) 100% of the principal amount of Notes redeemed, plus (ii) a Make-Whole Amount (as defined herein), plus (iii) accrued and unpaid interest, if any, to, but excluding, the date of redemption. See “Description of Notes—Optional Redemption.” Additionally, upon the occurrence of a Triggering Event (defined below), holders of the Notes may require us to make an offer to purchase the Notes for cash at a purchase price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest to, but excluding, the purchase date. If a redemption does occur, you may be unable to reinvest the money you receive in the redemption in a comparable security at an equal or higher effective interest rate.

We may issue additional Notes.

Under the terms of the indenture governing the Notes, we may from time to time without notice to, or the consent of, the holders of the Notes, create and issue additional Notes which may rank equally with the Notes. If any such additional Notes are not fungible with the Notes initially offered hereby for U.S. federal income tax purposes, such additional Notes will have a different CUSIP number.

The rating for the Notes could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency.

Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold the Notes. Ratings do not reflect market prices or suitability of a security for a particular investor and the rating of the Notes may not reflect all risks related to us and our business, or the structure or market value of the Notes. We may elect to issue other securities for which we may seek to obtain a rating in the future. If we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the Notes.

We may not be able to repurchase the Notes upon a Triggering Event because we may not have sufficient funds.

Upon a Triggering Event, holders of the Notes may require us to make an offer to purchase the Notes for cash at a purchase price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the purchase date. Our failure to purchase such tendered Notes upon the occurrence of such Triggering Event would result in an Event of Default under the indenture governing the Notes and may result in a cross-default under the agreements governing certain of our other indebtedness which may result in the acceleration of such indebtedness requiring us to repay that indebtedness immediately. If such a Triggering Event were to occur, we may not have sufficient funds to repay any such accelerated indebtedness. In addition, you may not be able to require us to repurchase the Notes under the change of control provisions in the indenture in the event of certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness, potentially resulting in a downgrade of our credit ratings, thereby negatively affecting the value of the Notes), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a “Triggering Event” under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Triggering Event” that would trigger our obligation to purchase the Notes. Therefore, if an event occurs that does not constitute a “Triggering Event,” we will not be required to make an offer to purchase the Notes despite the event. See “Description of Notes—Purchase of Notes upon a Triggering Event.”

We have broad discretion in the use of the net proceeds of this offering and may not use them effectively.

We intend to use the net proceeds from this offering for general corporate purposes, including funding future acquisitions and investments, repaying indebtedness, making capital expenditures and funding working capital. However, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of the Notes to decline.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $             million after discounts, commissions, the Structuring Fee and estimated expenses related to this offering (or approximately $             million if the underwriters’ option is exercised in full). We intend to use the net proceeds from this offering for general corporate purposes, including funding future acquisitions and investments, repaying indebtedness, making capital expenditures and funding working capital.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2023:

•	on an actual basis; and

•	on an adjusted basis to give effect to this offering as if it occurred on that date (assuming no exercise of the underwriters’ option to purchase additional Notes), after deducting underwriting discounts and commissions, the Structuring Fee and estimated offering expenses payable by us.

You should read the data set forth below in conjunction with “Use of Proceeds” appearing elsewhere in this prospectus, as well as our unaudited financial statements and notes thereto incorporated by reference in this prospectus and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 10, 2023. See “Incorporation of Certain Information by Reference.”

	As of June 30, 2023
	Actual	Adjusted(1)
(in thousands)
Cash and cash equivalents	$6,805	$
Current Liabilities	$2,996		$2,996
Long-term liabilities:
Contingent consideration payable	11,200		11,200
Other non-current liabilities	2,362		2,362
$ million Senior Notes, interest at %, due , 2028(2)	—
Total Liabilities	$16,558	$

Total stockholders’ equity	$273,884		$273,884

Total Capitalization	$290,442	$

(1) Excludes up to an additional $            million in aggregate principal amount of Notes issuable upon the exercise of the underwriters’ option to purchase additional Notes.

(2) Excludes unamortized debt issuance costs of approximately $           million on the Notes.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

On June 28, 2023, the Company entered into a new Credit Agreement (the “Credit Agreement”) by and among SWK Funding LLC, the Company’s wholly-owned subsidiary (together with the Company, the “Borrower”), the lenders party thereto (“Lenders”), and First Horizon Bank as a Lender and Agent (the “Agent”). The Credit Agreement provides for a revolving credit facility with an initial maximum principal amount of $45.0 million. The Credit Agreement provides that the Company may request one or more incremental increases in an aggregate amount not to exceed $80.0 million, subject to the consent of the Agent and each Lender, at any time prior to the termination of the revolving credit period on June 28, 2026 (the “Commitment Termination Date”). The revolving credit period will be followed by a one-year amortization period, with the final maturity date of the Credit Agreement occurring on June 28, 2027.

The outstanding principal balance of the Credit Agreement will bear interest at a rate per annum equal to the sum of (i) Term SOFR (as defined in the Credit Agreement) plus (ii) 3.75 percent at all times prior to the Commitment Termination Date. The outstanding principal balance of the Revolving Credit Facility will bear interest at a rate per annum equal to the sum of (i) Term SOFR (as defined in the Credit Agreement) plus (ii) 4.25 percent at all times on and after the Commitment Termination Date. Under the terms of the Credit Agreement, all accrued and unpaid interest shall be due and payable, in arrears, on the first business day of each calendar month.

The Credit Agreement contains customary affirmative and negative covenants, in addition to financial covenants specifying that, as of the end of each calendar month, (i) the consolidated leverage ratio of Borrower will not exceed 1.00 to 1.00, (ii) the consolidated interest coverage ratio of Borrower will not be less than 4.00 to 1.00, (iii) the cash collection rate in relation to Borrower’s portfolio of loan assets will not be less than 4.5%, for such calendar month, (iv) the net charge-off percentage in relation to Borrower’s portfolio of loan assets will not exceed 3 percent for such calendar month, and (v) the weighted average risk rating in relation to Borrower portfolio of loan assets will not be less than 3.00. In addition, the Credit Agreement provides that at no time shall the Company permit its consolidated tangible net worth to be less than $145.0 million, or its Liquidity (as defined in the Credit Agreement) to be less than $5.0 million. The Credit Agreement also contains events of default customary for such financings, the occurrence of which would permit the Agent and Lenders to accelerate the aggregate principal amount due thereunder.

The Credit Agreement refinances the Company’s Loan and Security Agreement dated as of June 29, 2018 (the “Prior Credit Agreement”), as amended, between the Company and Cadence Bank, N.A. Cadence Bank, as the lender and administrative agent, which was due to expire on September 30, 2025. The Prior Credit Agreement was terminated by the Company, effective as of June 28, 2023.

As of June 30, 2023, no amounts were outstanding under either credit facility, and $45.0 million was available for borrowing under the Credit Agreement.

DESCRIPTION OF NOTES

The Company will issue $35,000,000 in aggregate principal amount of        % Senior Notes due 2028 (or $       aggregate principal amount of       % Senior Notes due 2028 if the underwriters’ option is exercised in full) (the “Notes”) under an indenture to be dated as of        , 2023 (the “base indenture”) between the Company and Wilmington Trust, National Association as trustee (the “trustee”), as supplemented by the first supplemental indenture thereto to be dated as of         , 2023 (together with the base indenture, the “indenture”). Unless the context requires otherwise, all references to “we,” “us,” “our” and the “Company” in this “Description of Notes” refer solely to SWK Holdings Corporation, the issuer of the Notes, and not to any of its subsidiaries. All references to interest in this section include additional interest, if any, payable as the sole remedy relating to the failure to comply with our reporting obligations pursuant to the provisions set forth below under “—Events of Default—Remedies if an Event of Default Occurs.”

The following description is only a summary of certain provisions of the indenture and the Notes. You should read these documents in their entirety because they, and not this description, define your rights as holders of the Notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and to all of the provisions of the indenture and those terms made a part of the indenture by reference to the Trust Indenture Act.

General

The Notes:

•	will be our general unsecured, senior obligations;

•	will be initially limited to an aggregate principal amount of $35,000,000 (assuming no exercise of the underwriters’ option to purchase additional Notes described herein);

•	will mature on , 2028 unless earlier redeemed or repurchased, and 100% of the aggregate principal amount will be paid at maturity;

•	will bear cash interest from , 2023 at an annual rate of %, payable quarterly in arrears on , , and of each year, beginning on , and at maturity;

•	will be redeemable at our option, in whole or in part, on or after , 2025, at the prices and on the terms described under “—Optional Redemption” below;

•	will be subject to repurchase by us, at the option of the holders of the Notes, following a Triggering Event, for cash at a purchase price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, as further described under “—Purchase of Notes Upon a Triggering Event” below;

•	will be issued in denominations of $25 and integral multiples of $25 in excess thereof;

•	will not have a sinking fund;

•	are expected to be listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “SWKHL”; and

•	will be represented by one or more registered Notes in global form, but in certain limited circumstances may be represented by Notes in definitive form.

Except as set forth under “—Covenants” below, the indenture will not otherwise limit the amount of debt (including secured debt) that may be issued by us or our subsidiaries under the indenture or otherwise. Other than restrictions described under “—Covenants—Merger, Consolidation or Sale of Assets” below, the indenture will not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We have granted the underwriters an option to purchase additional Notes in an aggregate principal amount not to exceed $          . We may from time to time, without the consent of the existing holders, issue additional Notes having the same terms and conditions (except the price to public, the issue date and, if applicable, the initial interest payment date) that may constitute a single fungible series with the Notes offered by this prospectus; provided that if any such additional Notes are not fungible with the Notes initially offered hereby for U.S. federal income tax purposes, such additional Notes will have different CUSIP numbers. For the avoidance of doubt, such additional Notes will still constitute a single series with all other Notes issued under the indenture for all purposes, including waivers, amendments, redemptions and offers to purchase.

Ranking

The Notes are senior unsecured obligations of the Company, and, upon our liquidation, dissolution or winding up, will rank (i) senior to the outstanding shares of our common stock, (ii) senior to any of our future subordinated debt, (iii) pari passu (or equally) with our existing and future unsecured indebtedness, (iv) effectively subordinated to any existing or future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness, and (v) structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, including trade payables. See “Risk Factors—The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness that we currently have or that we may incur in the future.” The Notes will be obligations solely of the Company and will not be guaranteed by any of our subsidiaries.

As of June 30, 2023, we had no outstanding indebtedness.

Interest

Interest on the Notes will accrue at an annual rate equal to        % from and including         , 2023 to, but excluding, the maturity date or earlier payment date or redemption date and will be payable quarterly in arrears on         ,         , and      of each year, beginning on         ,         and at maturity, to the holders of record at the close of business on the immediately preceding       ,        ,          and (and          immediately preceding the maturity date), as applicable (whether or not a business day).

The initial interest period for the Notes will be the period from and including           , 2023, to, but excluding,         , and subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be. The amount of interest payable for any interest period, including interest payable for any partial interest period, will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day in which banking institutions in New York are authorized or obligated by law or executive order to close.

Optional Redemption

We may, at our option, redeem the Notes for cash, in whole at any time or in part from time to time (i) on or after        , 2025 (the “First Call Date”), and prior to         , 2026, at a redemption price equal to the sum of 102% of their principal amount, (ii) on or after          , 2026 and prior to          , 2027, at a redemption price equal to the sum of 101% of their principal amount and (iii) on or after          , 2027 at a redemption price equal to the sum of 100% of their principal amount, and, in each case, plus (in each case noted above) accrued and unpaid interest to, but excluding, the date of redemption.

At any time prior to the First Call Date, we may, at our option, redeem the Notes for cash, in whole at any time or in part from time to time at a redemption price equal to (i) 100% of the principal amount of Notes redeemed, plus (ii) a Make-Whole Amount (as defined below), plus (iii) accrued and unpaid interest, if any, to, but excluding, the date of redemption.

In each case, notice of redemption shall be given to the holders of the Notes to be redeemed no fewer than 10 days and not more than 60 days prior to the date fixed for redemption.

If less than all of the Notes in certificated, non-global form are to be redeemed, the particular Notes to be redeemed will be selected not more than 25 days prior to the redemption date by the trustee from the outstanding certificated Notes not previously called for redemption, by lot, or in the trustee’s discretion, on a pro-rata basis, provided that the unredeemed portion of the principal amount of any Notes will be in an authorized denomination (which will not be less than the minimum authorized denomination) for such Notes. The trustee will promptly notify us in writing of the certificated Notes selected for redemption and, in the case of any certificated Notes selected for partial redemption, the principal amount thereof to be redeemed. Beneficial interests in any of the global Notes or portions thereof called for redemption that are registered in the name of DTC or its nominee will be selected by DTC in accordance with DTC’s applicable procedures.

The trustee shall have no obligation to calculate any redemption price, or any component thereof, and the trustee shall be entitled to receive and conclusively rely upon an officer’s certificate delivered by the Company that specifies any redemption price.

Unless we default on the payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

We may at any time, and from time to time, purchase notes at any price or prices in the open market or otherwise.

“Make-Whole Amount” means, in connection with any optional redemption of any Note, the excess, if any, of (i) the sum of the present values, as of the date of such redemption, of the remaining scheduled payments of principal (including the redemption price of such Note on the First Call Date) of, and interest (exclusive of interest accrued to, but excluding, the date of redemption) on, such Note being redeemed, assuming such Note matured on, and that accrued and unpaid interest on such Note was payable through, the First Call Date, determined by discounting, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), such principal and interest at the Reinvestment Rate (as defined below) (determined on the third business day preceding the date of redemption (or in the case of a discharge, as of the date that redemption funds are deposited with the trustee)) over (ii) the aggregate principal amount of such Notes being redeemed.

“Reinvestment Rate” means, 0.500%, or 50 basis points, plus the arithmetic mean (rounded to the nearest one-hundredth of one percent) of the yields displayed for the five most recent Business Days published in the most recent Statistical Release under the caption “Treasury constant maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity of the Notes (assuming that the Notes matured on the First Call Date) as of the date of redemption. If no maturity exactly corresponds to such remaining life to maturity, yields for the two published maturities most closely corresponding to such remaining life to maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Reinvestment Rate shall be used.

Purchase of Notes Upon a Triggering Event

If a Triggering Event occurs with respect to the Notes, holders of such Notes will have the right to require us to purchase all or any part of their Notes pursuant to the offer described below (the “Triggering Offer”) on the terms set forth in the indenture. In the Triggering Offer, we will be required to offer payment in cash equal to 100% of the aggregate principal amount of the Notes purchased plus accrued and unpaid interest, if any, to but excluding the date of purchase (the “Triggering Payment”). Within 30 days following any Triggering Event, unless we have exercised our right to redeem all of the Notes as described under “- Optional Redemption,” with respect to the Notes, we will be required to mail, or with respect to Notes issued in global form, transmit in accordance with DTC’s standard procedures therefor, a notice to the holders of such Notes describing the transaction or transactions that constitute the Triggering Event and offering to purchase such Notes on the date specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is mailed or transmitted) (the “Triggering Payment Date”), pursuant to the procedures required by the indenture and described in such notice. The notice will, if mailed or transmitted prior to the date of (i) the consummation of the Change of Control or (ii) the occurrence of a Delisting Event, as applicable, state that the offer to purchase is conditioned on the Triggering Event occurring on or prior to the Triggering Payment Date. We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the Notes as a result of a Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Triggering Event provisions of the indenture, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Triggering Event provisions or the delisting provisions of the indenture by virtue of such conflicts. On the Triggering Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Triggering Offer;

•	deposit, to the extent not previously deposited for such purpose, with the paying agent an amount equal to the Triggering Payment in respect of all Notes or portions of Notes tendered; and

•	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officer’s certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by us.

The paying agent will promptly mail, or with respect to Notes issued in global form, transmit in accordance with DTC’s standard procedures therefor, to each holder of Notes properly tendered the purchase price for the Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered.

We will not be required to make an offer to purchase any Notes upon a Triggering Event if (1) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all Notes of the applicable series properly tendered and not withdrawn under its offer; or (2) we have given written notice of a full redemption of all of the Notes to the holders thereof as provided under “— Optional Redemption,” if applicable, above, unless we fail to pay the redemption price on the redemption date.

For purposes of the foregoing discussion of a purchase at the option of holders, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Company and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries; (2) the approval by the holders of our common stock of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the indenture); (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than Carlson Capital, L.P. and/or any of its affiliates, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of our voting stock; or (4) the Company consolidates or merges with or into any entity, pursuant to a transaction in which any of the outstanding voting stock of the Company or such other entity is converted into or exchanged for cash, securities or other property (except when voting stock of the Company constitutes, or is converted into, or exchanged for, at least a majority of the voting stock of the surviving person).

“Delisting Event” means, with respect to the Notes, (i) after being listed and commencing trading on an exchange, the Notes are no longer listed on Nasdaq, the New York Stock Exchange (“NYSE”), the NYSE American LLC (“NYSE AMER”), or listed or quoted on an exchange or quotation system that is a successor to Nasdaq, the NYSE or NYSE AMER, (ii) we are not subject to the reporting requirements of the Exchange Act, but the Notes are still outstanding, or (iii) as of the 31st business day following the settlement of the Notes, the Notes are not listed and trading on an exchange.

“Triggering Event” means, with respect to the Notes, the occurrence of either a Change of Control or a Delisting Event.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties and assets of us and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to purchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties and assets of us and our subsidiaries taken as a whole to another person or group may be uncertain.

Events of Default

Holders of our Notes will have rights if an Event of Default occurs in respect of the Notes and is not cured, as described later in this subsection. The term “Event of Default” in respect of the Notes means any of the following:

•	we do not pay interest on any Note when due, and such default is not cured within 30 days;

•	we do not pay the principal of the Notes when due and payable;

•	we do not make a Triggering Payment on the Triggering Payment Date;

•	we breach any covenant or warranty in the indenture with respect to the Notes and such breach continues for 60 days after we receive a written notice of such breach from the trustee or we and the trustee receive a written notice of such breach from the holders of at least 25% of the principal amount of the outstanding Notes;

•	certain specified events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 90 days; and

•	if, on the last business day of each of 24 consecutive calendar months, any class of senior securities representing any of our indebtedness shall have an asset coverage (as such term is used in the 1940 Act and, for the avoidance of doubt, including our consolidated assets and liabilities) of less than 100%.

We are required to notify the trustee within 10 business days after we become aware of the occurrence of any default under the indenture known to us. The trustee is then required within 90 calendar days of the trustee’s receipt of notice of any default to give to the registered holders of the Notes notice of all uncured or unwaived defaults known to it. The trustee may withhold notice to the holders of the Notes of any default, except in the payment of principal or interest, if the trustee in good faith determines the withholding of notice to be in the interest of the holders of the Notes.

Each year, we will furnish to the trustee an officer’s certificate of one of our officers certifying that, to their knowledge, we are in compliance with the indenture and the Notes, or else specifying any default, its status and what actions we are taking or propose to take with respect thereto.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and is continuing, the trustee or the holders of not less than 25% of the outstanding principal amount of the Notes may declare the entire principal amount of the Notes, together with accrued and unpaid interest, if any, to be due and payable immediately by a notice in writing to us and, if notice is given by the holders of the Notes, the trustee. This is called an “acceleration of maturity.” If the Event of Default occurs in relation to our filing for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur, the principal amount of the Notes, together with accrued and unpaid interest, if any, will automatically, and without any declaration or other action on the part of the trustee or the holders, become immediately due and payable.

At any time after a declaration of acceleration of the Notes has been made by the trustee or the holders of the Notes and before any judgment or decree for payment of money due has been obtained by the trustee, the holders of a majority of the outstanding principal of the Notes, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) we have paid or deposited with the trustee all amounts due and owed with respect to the Notes (other than principal that has become due solely by reason of such acceleration) and certain other amounts, and (iii) any other Events of Default have been cured or waived.

At our election, the sole remedy with respect to an Event of Default due to our failure to comply with certain reporting requirements under the Trust Indenture Act or under “—Covenants—Reporting” below, for the first 180 calendar days after the occurrence of such Event of Default, consists exclusively of the right to receive additional interest on the Notes at an annual rate equal to (1) 0.25% for the first 90 calendar days after such default and (2) 0.50% for calendar days 91 through 180 after such default. On the 181st day after such Event of Default, if such violation is not cured or waived, the trustee or the holders of not less than 25% of the outstanding principal amount of the Notes may declare the principal, together with accrued and unpaid interest, if any, on the Notes to be due and payable immediately. If we choose to pay such additional interest, we must notify the trustee and the holders of the Notes by an officer’s certificate of our election at any time on or before the close of business on the first business day following the Event of Default and we shall deliver to the trustee an officer’s certificate (upon which the trustee may rely conclusively) to that effect stating (i) the amount of such additional interest that is payable and (ii) the date on which such additional interest is payable. Unless and until a responsible officer of the trustee receives such a certificate stating that additional interest is due, the trustee may assume without inquiry that no such additional interest is payable. The trustee shall not at any time be under any duty or responsibility to verify or determine whether any additional interest is payable, or with respect to the nature, extent or calculation of any taxes or the amount of any additional interest owed, or with respect to the method employed in such calculation of any additional interest.

Before a holder of the Notes is allowed to bypass the trustee and bring a lawsuit or other formal legal action or take other steps to enforce such holder’s rights relating to the Notes, the following must occur:

•	such holder must give the trustee written notice that the Event of Default has occurred and remains uncured;

•	the holders of at least 25% of the outstanding principal of the Notes must have made a written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee;

•	such holder or holders must have offered to the trustee indemnity or security satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by holders of a majority of the outstanding principal of the Notes.

These limitations do not apply to a suit instituted by a holder if we default in the payment of the Triggering Payment, principal, premium, if any, or interest on, the Notes.

No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

If an Event of Default occurs and continues, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered the trustee security or indemnity satisfactory to the trustee.

The holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the Notes, provided that:

•	the direction so given by the holder is not in conflict with any law or the indenture, nor does it subject the trustee to a risk of personal liability in respect of which the trustee has not received indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action; and

•	the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

Book-entry and other indirect holders of the Notes in global form should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Waiver of Defaults

The holders of not less than a majority of the outstanding principal amount of the Notes may on behalf of the holders of all Notes waive any past default with respect to the Notes other than (i) a default in the payment of the Triggering Payment, principal, premium, if any, or interest on, the Notes, (ii) a default in the payment of principal, premium, if any, or interest on the Notes when such payments are due and payable (other than by acceleration as described above), or (iii) in respect of a provision that cannot, per the terms of the indenture, be modified or amended without the consent of each holder of Notes.

Covenants

In addition to standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment, payment of taxes by us and related matters, the following covenants will apply to the Notes.

Reporting

We have agreed to provide to holders of the Notes and the trustee (if at any time when Notes are outstanding we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC), our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim condensed consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable accounting principles generally accepted in the United States.

The posting or delivery of any such information, documents and reports to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the covenants under the indenture (as to which the trustee is entitled to rely exclusively on an officer’s certificate). The trustee shall have no duty to review or analyze reports, information and documents delivered to it. Additionally, the trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants or with respect to any reports or other documents filed with any protected online data system or participate on any conference calls.

Asset Coverage Compliance

We agree that for the period of time during which the Notes are outstanding, we will not as determined on a consolidated basis (i) make additional borrowings, including through the issuance of additional debt or the sale of additional debt securities, unless our asset coverage (as defined in the 1940 Act and, for the avoidance of doubt, including our consolidated assets and liabilities), with respect to our senior debt securities, for any class of senior securities representing any of our indebtedness, equals at least 150% after such borrowings, and (ii) declare any cash dividend or distribution upon any class of our capital stock, or purchase any such capital stock if our asset coverage (as defined in the 1940 Act and, for the avoidance of doubt, including our consolidated assets and liabilities) for any class of senior securities representing any of our indebtedness, were below 150% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution, or purchase. For the purposes of determining “asset coverage” as used in the immediately preceding sentence, any and all indebtedness of the Company as determined on a consolidated basis, including any outstanding borrowings under the Credit Facilities and any successor or additional credit facility, shall be deemed a senior security of us.

Maintain a Credit Rating

We will agree in the indenture to use our commercially reasonable efforts at our own expense to maintain a rating of the Notes by at least one NRSRO at all times while the Notes are outstanding provided; that no minimum rating will be required.

Merger, Consolidation or Sale of Assets

The indenture will provide that we will not merge or consolidate with or into any other person (other than a merger of a wholly owned subsidiary into us), or sell, transfer, lease, convey or otherwise dispose of all or substantially all our property in any one transaction or series of related transactions unless:

•	we are the surviving entity or the entity (if other than us) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made will be a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

•	the surviving entity (if other than us) expressly assumes, by supplemental indenture in form reasonably satisfactory to the trustee, executed and delivered to the trustee by such surviving entity, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes outstanding, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by us;

•	immediately after giving effect to such transaction or series of related transactions, no default or Event of Default has occurred and is continuing; and

•	in the case of a merger where the surviving entity is other than us, we or such surviving entity will deliver, or cause to be delivered, to the trustee, an officer’s certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto, comply with this covenant and that all conditions precedent in the indenture relating to such transaction have been complied with; provided that in giving an opinion of counsel, counsel may rely on an officer’s certificate as to any matters of fact, including as to the satisfaction of the preceding bullet.

The surviving entity (if other than us) will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes and the indenture, and the Company will automatically and unconditionally be released and discharged from its obligations under the Notes and the indenture.

Modification or Waiver

There are three types of changes we can make to the indenture and the Notes:

Changes Not Requiring Approval

We can make certain changes to the indenture and the Notes without the specific approval of the holders of the Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Notes in any material respect and include changes:

•	to evidence the succession of another entity, and the assumption by the successor entity of our covenants, agreements and obligations under the indenture and the Notes;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders of the Notes, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions an Event of Default;

•	to modify, eliminate or add to any of the provisions of the indenture to such extent as necessary to effect the qualification of the indenture under the Trust Indenture Act, and to add to the indenture such other provisions as may be expressly permitted by the Trust Indenture Act, excluding however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act;

•	to cure any ambiguity or to correct or supplement any provision contained in the indenture or in any supplemental indenture which may be defective or inconsistent with other provisions;

•	to secure the Notes or add guarantees of our obligations under the indenture and the Notes;

•	to evidence and provide for the acceptance and appointment of a successor trustee and to add or change any provisions of the indenture as necessary to provide for or facilitate the administration of the trust by more than one trustee; and

•	to make provisions in regard to matters or questions arising under the indenture, so long as such other provisions do not materially affect the interest of any holder of the Notes.

Changes Requiring Approval of Each Holder

We cannot make certain changes to the Notes without the specific approval of each holder of the Notes. The following is a list of those types of changes:

•	changing the stated maturity of the principal of, or any installment of interest on, any Note;

•	reducing the principal amount or rate of interest of any Note;

•	amend or change the calculation of the Triggering Payment or the right of a holder of the Notes to receive such Triggering Payment;

•	changing the place of payment where, or the coin or currency in which, any Note or any interest is payable;

•	impairing the right to institute suit for the enforcement of any payment on or after the date on which it is due and payable;

•	reducing the percentage in principal amount of holders of the Notes whose consent is needed to modify or amend the indenture; and

•	reducing the percentage in principal amount of holders of the Notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults.

Changes Requiring Majority Approval

Any other change to the indenture and the Notes would require the approval by holders of not less than a majority in aggregate principal amount of the outstanding Notes.

Consent from holders to any change to the indenture or the Notes must be given in writing. The consent of the holders of the Notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Further Details Concerning Voting

The amount of Notes deemed to be outstanding for the purpose of voting will include all Notes authenticated and delivered under the indenture as of the date of determination except:

•	Notes cancelled by the trustee or delivered to the trustee for cancellation;

•	Notes for which we have deposited with the trustee or paying agent in trust money for their payment or redemption and, if money has been set aside for the redemption of the Notes, notice of such redemption has been duly given to the holders of the Notes pursuant to the indenture to the satisfaction of the trustee;

•	Notes held by the Company, its subsidiaries or any other entity which is an obligor under the Notes, unless such Notes have been pledged in good faith and the pledgee is not the Company, an affiliate of the Company or an obligor under the Notes;

•	Notes which have undergone full defeasance, as described below; and

•	Notes which have been paid or exchanged for other Notes due to such Notes loss, destruction or mutilation, with the exception of any such Notes held by protected purchasers who have presented proof to the trustee that such Notes are valid obligations of the Company.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to vote or take other action under the indenture, and the trustee will generally be entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to join in the giving or making of any notice of default, any declaration of acceleration of maturity of the Notes, any request to institute proceedings or the reversal of such declaration. If we or the trustee set a record date for a vote or other action to be taken by the holders of the Notes, that vote or action can only be taken by persons who are holders of the Notes on the record date and, unless otherwise specified, such vote or action must take place on or prior to the 180th day after the record date. We may change the record date at our option, and we will provide written notice to the trustee and to each holder of the Notes of any such change of record date.

Discharge

The indenture will provide that we can be discharged from our obligations with respect to the Notes, except for specified obligations, including:

•	obligations to register the transfer or exchange of the Notes;
•	obligations to replace stolen, lost or mutilated Notes;
•	obligations to maintain paying agencies;
•	obligations to hold monies for payment in trust; and
•	the rights, protections, immunities and indemnities of the trustee and the Company’s obligations in respect thereof,

if (i) (x) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company or discharged from such trust, have been delivered to the trustee for cancellation, or (y) all Notes that have not theretofore been delivered to the trustee for cancellation (1) have become due and payable, (2) will become due and payable at their stated maturity within one year, or (3) are subject to redemption within one year (and we have entered into arrangements reasonably satisfactory to the trustee for the giving of notice of redemption to the holders), and we have paid or deposited with the trustee money or U.S. government obligations, or a combination thereof, sufficient (to the extent of any U.S. government obligations, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the Notes on the applicable due date) to pay all the principal of, any premium and interest on, the Notes to the date of deposit (in the case of Notes that have become due and payable) or to the stated maturity or redemption date, as the case may be, and delivered irrevocable instructions to the trustee to apply the deposited cash and/or U.S. government obligations toward the payment of the Notes at the maturity or on the redemption date, as the case may be; (ii) we have paid or caused to be paid all other sums payable under the indenture; and (iii) we deliver an officer’s certificate and opinion of counsel to the trustee stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

“U.S. government obligations” means securities that are (1) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which in either case, are not callable or redeemable by the issuer thereof and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. government obligations or a specific payment of principal of or interest on any such U.S. government obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. government obligations or the specific payment of principal of or interest on the U.S. government obligations evidenced by such depository receipt.

Defeasance

The following defeasance provisions will be applicable to the Notes.

Covenant Defeasance

Under the indenture, we have the option to take the actions described below and be released from some of the restrictive covenants under the indenture under which the Notes were issued. This is called “covenant defeasance.” The consequences to the holders of the Notes would be that, while they would no longer benefit from certain covenants under the indenture, and while the Notes could not be accelerated for any reason, the holders of the Notes nonetheless would be guaranteed to receive the principal and interest owed to them. In order to achieve covenant defeasance, the following must occur:

•	we must irrevocably deposit or cause to be deposited with the trustee as trust funds for the benefit of all holders of the Notes cash, U.S. government obligations or a combination of cash and U.S. government obligations sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the Notes on their various due dates;

•	we must deliver to the trustee an opinion of counsel stating that under U.S. federal income tax law, we may make the above deposit and covenant defeasance without causing beneficial owners of the Notes to be taxed on the Notes differently than if those actions were not taken;

•	we must deliver to the trustee an officer’s certificate stating that the Notes, if then listed on any securities exchange, will not be delisted as a result of the deposit;

•	no default or Event of Default with respect to the Notes has occurred and is continuing, and no defaults or Events of Defaults related to bankruptcy, insolvency or organization occurs during the 90 days following the deposit;

•	the covenant defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;

•	the covenant defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any other material agreements or instruments to which we are a party;

•	the covenant defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the 1940 Act, unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and

•	we must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent with respect to the covenant defeasance have been complied with.

Full Defeasance

Under the indenture, we have the option to take the actions described below and be discharged from our obligations under the Notes (except for specified surviving obligations). This is called “full defeasance.” If there is a change in U.S. federal income tax law, we can legally release ourselves from all payment and other obligations on the Notes if we take the following actions below:

•	we must irrevocably deposit or cause to be deposited with the trustee as trust funds for the benefit of all holders of the Notes cash, U.S. government obligations or a combination of cash and U.S. government obligations sufficient, without reinvestment, in the opinion of a nationally recognized firm, of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the Notes on their various due dates;

•	we must deliver to the trustee an opinion of counsel confirming that there has been a change to the current U.S. federal income tax law or the Internal Revenue Service (the “IRS”) has published a ruling or we have received a ruling from the IRS, and based on that change or ruling, we are permitted to make the above deposit without causing beneficial owners of the Notes to be taxed on the Notes any differently than if we did not make the deposit;

•	we must deliver to the trustee an officer’s certificate stating that the Notes, if then listed on any securities exchange, will not be delisted as a result of the deposit;

•	no default or Event of Default with respect to the Notes has occurred and is continuing and no defaults or Events of Defaults related to bankruptcy, insolvency or organization occurs during the 90 days following the deposit;
•	the full defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;

•	the full defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any other material agreements or instruments to which we are a party;

•	the full defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and

•	we must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent with respect to the full defeasance have been complied with.

In the event that the trustee is unable to apply the funds held in trust to the payment of obligations under the Notes by reason of a court order or governmental injunction or prohibition, then those of our obligations discharged under the full defeasance or covenant defeasance will be revived and reinstated as though no deposit of funds had occurred, until such time as the trustee is permitted to apply all funds held in trust under the procedure described above to the payment of obligations under the Notes. However, if we make any payment of principal or interest on the Notes to the holders, we will have the right to receive such payments from the trust in the place of the holders.

Counsel may rely on an officer’s certificate as to any matters of fact in giving an opinion of counsel in connection with the full defeasance or covenant defeasance provisions.

Listing

We have applied to list the Notes on the Nasdaq under the symbol “SWKHL.” If the application is approved, we expect trading in the Notes on the Nasdaq to begin within 30 business days of the date of the original issue date. The Notes are expected to trade “flat,” meaning that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the Notes that is not included in the trading price thereof.

Governing Law

The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Global Notes; Book-Entry Issuance

The Notes will be issued in the form of one or more global certificates, or “Global Notes,” registered in the name of The Depository Trust Company, or “DTC,” or its nominee. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of the Notes. No person that acquires a beneficial interest in the Notes will be entitled to receive a certificate representing that person’s interest in the Notes except as described herein. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of the Notes will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants, or “Direct Participants,” deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or “DTCC.”

DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants” and, together with Direct Participants, “Participants”). DTC has an S&P rating of AA+ and a Moody’s rating of Aaa. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of the Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Note, or the “Beneficial Owner,” is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except as described herein.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in the Notes to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC’s applicable procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions and interest payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the applicable trustee or depositary on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with the Notes held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the applicable trustee or depositary, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the applicable trustee or depositary. Disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

None of the Company, the trustee, any depositary, or any agent of any of them will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Termination of a Global Note

If a Global Note is terminated for any reason, interest in it will be exchanged for certificates in non-book-entry form as certificated securities. After such exchange, the choice of whether to hold the certificated Notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a Global Note transferred on termination to their own names, so that they will be holders of the Notes. See “—Form, Exchange and Transfer of Certificated Registered Securities.”

Payment and Paying Agents

We will pay interest to the person listed in the register maintained by the registrar as the owner of the Notes at the close of business on the record date for the applicable interest payment date, even if that person no longer owns the Note on the interest payment date. Because we pay all the interest for an interest period to the holders on the record date, holders buying and selling the Notes must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the Notes to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period.

Payments on Global Notes

We will make payments on the Notes so long as they are represented by Global Notes in accordance with the applicable policies of the depositary in effect from time to time. Under those policies, payments will be made directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interest in the Global Notes. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.

Payments on Certificated Securities

In the event the Notes become represented by certificated, non-global Notes, we will make payments on the Notes as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder of the Note at his or her address shown on the register maintained by the registrar as of the close of business on the record date. We will make all payments of principal by check or wire transfer at the office of the trustee in the contiguous United States and/or at other offices that may be specified in the indenture or a notice to holders against surrender of the Note.

Payment When Offices Are Closed

If any payment is due on the Notes on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date. Such payment will not result in a default under the Notes or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on the Notes.

Form, Exchange and Transfer of Certificated Registered Securities

Notes in physical, certificated form will be issued and delivered in exchange for beneficial interests in a Global Note to each person that DTC identifies as an owner of a beneficial interest in such Global Note only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes;

•	DTC ceases to be registered as a clearing agency under the Exchange Act; or

•	an Event of Default with respect to such Global Notes has occurred and is continuing.

Holders may exchange their certificated securities for Notes of smaller denominations or combined into fewer Notes of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $25 and multiples of $25 in excess thereof.

Holders may exchange or transfer their certificated securities at the office of the transfer agent. We have appointed the trustee to act as our transfer agent for registering the Notes in the name of holders transferring Notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts.

Holders will not be required to pay a service charge for any registration of transfer or exchange of their certificated securities, but they may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we redeem any of the Notes, we may block the transfer or exchange of those Notes selected for redemption during the period beginning 15 days before the day we deliver the notice of redemption and ending on the day of such delivery, in order to determine or fix the list of holders. We may also refuse to register transfers or exchanges of any certificated Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Note that will be partially redeemed.

About the Trustee

Wilmington Trust, National Association will be the trustee under the indenture and will be the paying agent, transfer agent and registrar for the Notes. The trustee may resign or be removed with respect to the Notes provided that a successor trustee is appointed.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

For additional information concerning Certain Relationships and Related Party Transactions, see our Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023. See “Incorporation of Certain Information by Reference.”

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

General

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of the Notes. This summary applies only to Notes held as capital assets (generally, assets held for investment) by those initial holders who purchase Notes at their “issue price,” which will equal the first price at which a substantial amount of the Notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and applicable U.S. Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the U.S. federal income tax consequences described herein. This summary does not describe all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities that have elected the mark-to-market method of accounting, certain former citizens or long-term residents of the United States, persons holding Notes as part of a straddle, hedge or other integrated transaction, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes, or persons subject to the alternative minimum tax.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Notes, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of partnerships considering an investment in Notes are urged to consult their tax advisers as to the particular U.S. federal income tax consequences to them of holding and disposing of the Notes. Further, this summary does not address the U.S. federal estate and gift tax, the Medicare tax on net investment income or the state, local and non-U.S. tax consequences of holding and disposing of the Notes.

Certain Contingent Payments

In certain circumstances, we may redeem the Notes in exchange for payments by us in excess of stated interest or principal or at times earlier than the final maturity. See “Description of Notes—Optional Redemption” and “Description of Notes—Purchase of Notes upon a Triggering Event” above. The possibility of such redemptions may implicate special rules under Treasury regulations governing “contingent payment debt instruments.” According to those Treasury regulations, the possibility that we will be required to make such a contingent payment on the Notes will not affect the amount of income a holder recognizes in advance of the payment if there is only a remote chance as of the date the Notes are issued that such payment will be made. We believe and intend to take the position that the contingencies on the Notes will not cause the “contingent payment debt instrument” rules of the Treasury regulations to apply to the Notes. Our position that the “contingent payment debt instrument” rules of the Treasury regulations will not apply to the Notes is binding on a holder unless such holder discloses its contrary position to the IRS in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position successfully, a holder might be required to, among other things, accrue interest income based on a projected payment schedule and comparable yield, which may be in excess of stated interest, and treat as ordinary income rather than capital gain any income realized on the taxable disposition of a Note. In the event a contingency on the Notes occurs, it could affect the amount, timing and character of the income or loss recognized by a holder. Prospective holders should consult their tax advisers regarding the tax consequences if the Notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes will not be considered contingent payment debt instruments.

THIS SUMMARY IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISERS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of a Note that is: (i) an individual citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (1) a United States court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code can control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996, and has elected to continue to be treated as a United States person.

Payments of Interest

Stated interest paid on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. It is expected, and the rest of this discussion assumes, the Notes are sold in this offering at par, or at a de minimis discount from par, such that the Notes will be issued without original issue discount for U.S. federal income tax purposes. For this purpose, a discount from par is considered de minimis if it is less than 0.25% of the stated redemption price at maturity of the Notes (generally, their principal amount) multiplied by the number of complete years to maturity from their original issue date.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes

Upon the sale, exchange, retirement or other taxable disposition of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, retirement or other taxable disposition and the U.S. Holder’s tax basis in the Note at that time. For these purposes, the amount realized generally will include the sum of the cash and the fair market value of any property received in exchange for the Note. However, the amount realized does not include any amount attributable to accrued but unpaid interest, which will be treated as ordinary interest income, as described above in “—Payments of Interest,” to the extent not previously included in income by the U.S. Holder. A U.S. Holder’s tax basis in a Note generally will equal the cost of the Note to the U.S. Holder. Gain or loss realized on the sale, exchange, retirement or other taxable disposition of a Note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, retirement or other taxable disposition the Note has been held for more than one year. Under current law, long-term capital gains of certain non-corporate holders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS in connection with payments on the Notes and the proceeds from a sale or other disposition of the Notes. A U.S. Holder generally will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of a Note that is an individual, corporation, estate or trust that is not a U.S. Holder (as defined above).

Payments of Interest

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding,” payments of interest on the Notes by the Company or any applicable withholding agent to any Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax, provided that: (a) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company that are entitled to vote; (b) the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership; (c)  the Non-U.S. Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code; and (d) the Non-U.S. Holder either (x) certifies on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), under penalties of perjury, that it is not a United States person or (y) holds the Notes through certain foreign intermediaries and satisfies the certification requirements of the applicable U.S. Treasury regulations.

Subject to the discussion below under “—United States Trade or Business,” a Non-U.S. Holder that does not qualify for exemption from withholding as described above generally will be subject to U.S. federal withholding tax at a rate of 30% on payments of interest on the Notes. A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the Notes is subject to an exemption from, or reduced rate of, U.S. federal withholding tax, provided such holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) claiming the exemption or reduction and complies with any other applicable procedures.

A Non-U.S. Holder is urged to consult its tax adviser regarding the availability of the above exemptions and the procedure for obtaining such exemptions, if available. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes

Subject to the discussion below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding,” a Non-U.S. Holder of a Note generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange, retirement or other taxable disposition of the Note, unless:

(i)	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise; or

(ii)	the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

If you are a Non-U.S. Holder described in (i) above, you generally will be subject to tax as described below in “—United States Trade or Business.” If you are a Non-U.S. Holder described in (ii) above, you generally will be subject to a flat 30% (or lower applicable treaty rate) U.S. federal income tax on the gain derived from the sale, exchange, retirement or other taxable disposition of a Note, which may be offset by certain U.S. source capital losses.

United States Trade or Business

If a Non-U.S. Holder of a Note is engaged in a trade or business in the United States, and if income or gain on the Note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax on interest discussed above, generally will be taxed on such income or gain in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. Such a Non-U.S. Holder will be required to provide to the applicable withholding agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax on interest. In addition to regular U.S. federal income tax, Non-U.S. Holders that are corporations may be subject to a U.S. branch profits tax on their effectively connected earnings and profits, subject to adjustments, at a 30% rate (or lower applicable treaty rate, if any). Non-U.S. Holders engaged in a trade or business in the United States should consult their tax advisers with respect to other U.S. tax consequences of the ownership and disposition of Notes.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS in connection with payments of interest on the Notes. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or other agreement. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Notes, and the Non-U.S. Holder may be subject to U.S. backup withholding on payments on the Notes or on the proceeds from a sale or other disposition of the Notes. Compliance with the certification procedures required as to non-U.S. status in order to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS.

FATCA Withholding

Sections 1471 through 1474 of the Code, the U.S. Treasury regulations promulgated thereunder, and IRS administrative guidance, which are commonly referred to as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on interest payable on the Notes held by or through certain financial institutions (including investment funds), unless such institution (a) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (b) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which the Notes are held will affect the determination of whether such withholding is required. Similarly, interest payable on the Notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (a) certifies that such entity does not have any “substantial United States owners” or (b) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the U.S. Department of the Treasury.

Withholding under FATCA would also have applied to payments of gross proceeds from dispositions of Notes after December 31, 2018. However, proposed U.S. Treasury regulations would eliminate FATCA withholding on gross proceeds from a disposition of Notes. In the preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers generally may rely on these proposed U.S. Treasury regulations until final U.S. Treasury regulations are issued. A Non-U.S. Holder should consult its tax adviser regarding the possible implications of FATCA on an investment in the Notes.

UNDERWRITING

B. Riley is acting as book-running manager and representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters dated , 2023 (the “Underwriting Agreement”), we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of Notes set forth opposite its name below.

Underwriter		Principal Amount of Notes
B. Riley Securities, Inc.	$
Total	$

Subject to the terms and conditions set forth in the Underwriting Agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the Underwriting Agreement. These conditions include, among others, the continued accuracy of representations and warranties made by us in the Underwriting Agreement, delivery of legal opinions and the absence of any material changes in our assets, business or prospects after the date of this prospectus.

We have granted to the underwriters the option to purchase up to an additional $         of Notes at the public offering price, less the underwriting discounts (the “Option”). If any Notes are purchased pursuant to the Option, the underwriters will, severally but not jointly, purchase the Notes in approximately the same proportions as set forth in the above table. A purchaser who acquires any Notes forming part of the underwriters’ Option acquires such Notes under this prospectus, regardless of whether the position is ultimately filled through the exercise of the Option or secondary market purchases.

We have agreed to indemnify the underwriters against certain liabilities, including, among other things, liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.

We expect to deliver the Notes against payment for such Notes on or about           , 2023, which will be the second business day following the trade date of the Notes.

Discounts and Expenses

B. Riley has advised us that the underwriters propose initially to offer the Notes to the public at the public offering price and to dealers at that price less a concession not in excess of $          per Note. After the underwriters have made a reasonable effort to sell all of the Notes at the offering price, such offering price may be decreased and may be further changed from time to time to an amount not greater than the offering price set forth herein, and the compensation realized by the underwriters will effectively be decreased by the amount that the price paid by purchasers for the Notes is less than the original offering price. Any such reduction will not affect the net proceeds received by us. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The following table shows the per Note price to the public and price to the dealers and total underwriting discount that we are to pay to the underwriters in connection with this offering assuming no exercise of the Option and assuming a full exercise of the option.

	No Exercise of Option				Full Exercise of Option
	Price to the Public	Price to the Dealers(1)	Underwriting Discount(2)	Net Proceeds(3)	Price to the Public	Price to the Dealers(1)	Underwriting Discount(2)	Net Proceeds(3)
Per Note	$	$	$	$	$	$	$	$
Total	$	$	$	$	$	$	$	$

(1)	The public offering price less a weighted average concession of $ per Note.
(2)	Pursuant to the terms of the Underwriting Agreement, the underwriters will receive a discount equal to % per Note.

(3)	After deducting the underwriting discount but before deducting the Structuring Fee and expenses of the offering, estimated to be $ .

We have agreed to reimburse the underwriters for their reasonable out-of-pocket expenses, including attorneys’ fees, up to $125,000. In addition to the underwriting discounts, we have agreed to pay to B. Riley a structuring fee (the “Structuring Fee”) equal to 1% of the gross offering proceeds, which Structuring Fee is to be paid in cash at the closing of this offering, and any additional closing in connection with the exercise of the Option. We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees, legal and accounting expenses and underwriter reimbursements, but excluding underwriting discounts, commissions and the Structuring Fee, will be approximately $         .

Stock Exchange Listing

We will apply to list the Notes on the Nasdaq. If the application is approved, trading of the Notes on the Nasdaq is expected to begin within 30 business days after the date of initial delivery of the Notes. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering pending any listing of the Notes on the Nasdaq. However, the underwriters will have no obligation to make a market in the Notes and may cease market-making activities at any time without any notice, in their sole discretion. Accordingly, an active trading market on the Nasdaq for the Notes may not develop or, even if one develops, may not last, in which case the liquidity and market price of the Notes could be adversely affected, the difference between bid and asked prices could be substantial and your ability to transfer the Notes at the time and price desired will be limited.

Price Stabilization, Short Positions

Until the distribution of the Notes is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Notes. However, the representative may engage in transactions that have the effect of stabilizing the price of the Notes, such as purchases and other activities that peg, fix or maintain that price.

In connection with this offering, the underwriters may bid for or purchase and sell our Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of our Notes than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the Underwriters’ option to purchase additional Notes in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional Notes or purchasing Notes in the open market. In determining the source of Notes to close out the covered short position, the underwriters will consider, among other things, the price of Notes available for purchase in the open market as compared to the price at which they may purchase additional Notes pursuant to the option granted to them. “Naked” short sales are sales in excess of the option to purchase additional Notes. The underwriters must close out any naked short position by purchasing Notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Notes in the open market after pricing that could adversely affect investors who purchase in this offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales and other activities may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market. If these activities are commenced, they may be discontinued at any time. The underwriters may conduct these transactions on the Nasdaq, in the over-the-counter market or otherwise.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Notes. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Notes

This prospectus in electronic format may be made available on websites maintained by one or more of the underwriters, and the underwriters may distribute the prospectus electronically.

Other than this prospectus in electronic format, the information on any underwriter’s or any selling group member’s website and any information contained in any other website maintained by an underwriter or any selling group member is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Additional Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and any investment and trading activities may involve or relate to assets, securities or instruments of ours (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of our assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long or short positions in our assets, securities and instruments.

LEGAL MATTERS

Goodwin Procter LLP will pass upon certain legal matters for us in connection with the offering of the Notes. The underwriters are being represented in connection with the offering by Duane Morris LLP.

EXPERTS

The consolidated financial statements of SWK Holdings Corporation as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, incorporated in its Registration Statement on Form S-1 by reference to its Annual Report on Form 10-K for the year ended December 31, 2022, have been so incorporated in reliance on the report of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Notes, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, file reports, proxy and information statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. We also anticipate making these documents publicly available, free of charge, on our website as soon as reasonably practicable after filing such documents with the SEC. Information on, or accessible through, our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain of the information that we file with it after the date of the filing of the registration statement of which this prospectus forms a part, which means that we can disclose important information to you by referring you to the documents containing that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.

The documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary), including all such documents we may file with the SEC after the date on which the registration statement that includes this prospectus was initially filed with the SEC and prior to the effectiveness of the registration statement and all such documents we may file with the SEC after the effectiveness of the registration statement, are incorporated by reference in this prospectus until the termination of the offering under this registration statement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023 (File No. 001-39184);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 10, 2023 (File No. 001-39184);
•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 10, 2023 (File No. 001-39184);
•	Our Current Reports on Form 8-K, filed with the SEC on January 3, 2023, March 15, 2023, May 16, 2023, June 14, 2023, and June 30, 2023; and
•	Our Definitive Proxy Statement filed with the SEC on May 1, 2023, pursuant to Section 14 of the Exchange Act.

We will provide a copy of these filings (including certain exhibits that are specifically incorporated by reference therein) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request a copy of any or all of these filings at no cost, by writing or calling us at:

SWK Holdings Corporation

5956 Sherry Lane, Suite 650

Dallas, TX 75225

Copies of certain information filed by us with the SEC, including our Annual Report and Quarterly Reports, are also available on our website at www.swkhold.com. Information contained on our website or that can be access through our website is not incorporated by reference herein.

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished, but not filed, with the SEC.

SWK Holdings Corporation

$35,000,000

% Senior Notes due 2028

PROSPECTUS

B. Riley Securities

         , 2023

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be paid
SEC Registration Fee		$4,435.55
FINRA filing fee	$	*
Nasdaq listing fees and expenses	$	*
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Printing expenses	$	*
Road show expenses	$	*
Trustee fees and expenses	$	*
Miscellaneous fees and expenses	$	*
Total	$	*

*       To be completed by amendment

Item 14. Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated certificate of incorporation and bylaws provide for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

(a) Exhibits.

Exhibit No.	Description

1.1**	Form of Underwriting Agreement, by and between SWK Holdings Corporation and B. Riley Securities, Inc., as Representative of the several underwriters.

3.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 15, 2022).

3.2	Amended and Restated Bylaws, dated as of August 12, 2022 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on August 15, 2022).

4.1**	Form of Indenture.

4.2**	Form of First Supplemental Indenture.

4.3**	Form of Notes (included as Exhibit A to Exhibit 4.2 above).

4.4	Form of Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A filed on September 21, 1999).
4.5	Description of Securities Registered Under Section 12 of the Exchange Act (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K filed on March 31, 2023).

5.1**	Opinion of Goodwin Procter LLP regarding validity of the Notes being registered hereunder.
10.1	2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on November 9, 2010).
10.2

SWK Holdings Corporation 2010 Equity Incentive Plan Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on November 9, 2010).

10.3

Registration Rights Agreement, dated as of September 6, 2013, among Double Black Diamond, L.P., Double Black Diamond Offshore Ltd., Black Diamond Offshore, Ltd. and the Company (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on September 9, 2013).

10.4

Royalty Agreement, dated April 2, 2013, among SWK Funding LLC, Bess Royalty, L.P. and InSite Vision Incorporated (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1/A filed on April 1, 2014).

10.5

Stockholders’ Agreement, dated August 18, 2014, among Double Black Diamond Offshore Ltd., Black Diamond Offshore Ltd. and SWK Holdings Corporation (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on August 19, 2014).

10.6

Amendment No. 1 to Stockholders’ Agreement, dated June 28, 2022, among Double Black Diamond Offshore Ltd., Black Diamond Offshore Ltd. and SWK Holdings Corporation (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 29, 2022).

10.7

Amendment No. 2 to Stockholders’ Agreement, dated February 27, 2023, among Double Black Diamond Offshore Ltd., Black Diamond Offshore Ltd. and SWK Holdings Corporation (incorporated by reference to Exhibit 10.8 to the Company’s Annual Report on Form 10-K filed on March 31, 2023).

10.8	Purchase and Sale Agreement, dated December 13, 2016, between SWK Funding LLC and Opiant Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.16 to the Company’s Annual Report on Form 10-K filed on March 29, 2018).

10.9	Credit Agreement dated June 28, 2023 by and among the SWK Holdings Corporation, SWK Funding LLC, the Lenders party thereto and First Horizon Bank as a Lender and Agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 30, 2023).

10.10	Letter Agreement, dated June 30, 2022, by and between the Company and Winston L. Black III (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 8, 2022).

10.11

Separation and Release Agreement, dated August 31, 2022, by and between the Company and Winston L. Black III (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on November 9, 2022).

10.12

Employment Agreement, dated January 2, 2023 between SWK Holdings Corporation and Jody Staggs (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 1, 2023).

21.1	Subsidiaries of SWK Holdings Corporation (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed on March 31, 2023).

23.1*	Consent of BPM LLP – independent registered public accounting firm.

23.2**	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in the signature page hereof).

25.1*	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of Trustee.

107*	Filing Fee Table

*	Filed herewith
**	To be filed by amendment.
+	Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) or Item 601(b)(2) of Regulation S-K. We hereby undertake to furnish copies of the omitted schedule or exhibit upon request by the Securities and Exchange Commission.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on September 14, 2023.

SWK HOLDINGS CORPORATION

By:	/s/ Jody Staggs
Jody Staggs
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jody Staggs and Yvette Heinrichson, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys in fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below as of September 14, 2023.

Signature	Title

/s/ Jody Staggs Jody Staggs	President and Chief Executive Officer (Principal Executive Officer)

/s/ Yvette Heinrichson Yvette Heinrichson	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Jerry Albright Jerry Albright	Director

/s/ Laurie Dotter Laurie Dotter	Director

/s/ Robert K. Hatcher Robert K. Hatcher	Director

/s/ Marcus Pennington Marcus Pennington	Director